 Filed Under Rule 424(b)(3), Registration Statement No. 333-177949 Pricing Supplement Number 323 Dated Monday, May 5, 2014 (To: Prospectus Dated November 14, 2011 and Prospectus Supplement Dated November 17, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FTH9	[]	100%	1.650%	[]	Fixed	3.000%	MONTHLY	05/15/2023	06/15/2014	$2.50	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FTJ5	[]	100%	2.000%	[]	Fixed	3.500%	MONTHLY	05/15/2026	06/15/2014	$2.92	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, May 5, 2014 through Monday, May 12, 2014 Trade Date: Monday, May 12, 2014 @12:00 PM ET Settlement Date: Thursday, May 15, 2014 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corp Prospectus Dated November 14, 2011